Exhibit 10.3

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT dated as of May 31, 2009 (this “Second Amendment”), among InfoLogix, Inc., a Delaware corporation (“Parent Borrower”), InfoLogix Systems Corporation, a Delaware corporation (“ISC”), Embedded Technologies, LLC, a Delaware limited liability company (“Embedded”), Opt Acquisition LLC, a Pennsylvania limited liability company (“Opt”) and InfoLogix–DDMS, Inc., a Delaware corporation (“DDMS”) (Parent Borrower, ISC, Embedded, Opt and DDMS are each referred to herein as a “Borrower” and collectively as the “Borrowers”) and Hercules Technology Growth Capital, Inc., a Maryland corporation (“Lender”).  Reference is made to that certain Loan and Security Agreement dated as of May 1, 2008 by and among the Borrowers and the Lender, as amended by the First Amendment to Loan and Security Agreement (the “First Amendment”) dated November 19, 2008 (as amended and in effect from time to time, the “Loan Agreement”).  Capitalized terms used herein and which are not otherwise defined herein have the same meanings herein as specified in the Loan Agreement.

RECITALS

WHEREAS, the Borrowers and the Lender desire to amend the Loan Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENTS

§1.          Amendments to Loan Agreement.  The Loan Agreement is hereby amended in the following respects:

(a)           Section 1.1 of the Loan Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“Fundamental Event Closing” means the consummation of the transaction contemplated by the Fundamental Event Transaction on terms and subject to definitive documentation in form and substance reasonably satisfactory to Lender in its discretion and application of cash proceeds from such Fundamental Event Transaction to the repayment of the Term Loan in full.

“Fundamental Event Transaction” means a binding definitive agreement for one or more of the following (i) the sale, transfer or conveyance or other disposition of all or substantially all of the assets of the Parent Borrower or its direct and indirect Subsidiaries, (ii) the sale of all or substantially all of the Capital Stock of the Parent Borrower or its direct or indirect Subsidiaries, (iii) a cash equity infusion in an amount of at least $12,000,000, or (iv) the incurrence of Subordinated Indebtedness in an amount of at least $12,000,000, each on terms and in form and substance reasonably satisfactory to Lender in its discretion.

“Liquidity Event” shall have the meaning ascribed to it in Section 2.7(b) of this Loan Agreement.

“Restructuring Fee” shall have the meaning ascribed to it in Section 7.23 of this Loan Agreement.

“Restructuring Fee First Installment” shall have the meaning ascribed to it in Section 7.23 of this Loan Agreement.

“Second Amendment Effective Date” means May 31, 2009.

(b)           Section 1.1 of the Loan Agreement is hereby amended by deleting the definition of “Fundamental Event Agreement” in its entirety.

(c)           Section 1.1 of the Loan Agreement is hereby amended by amending and restating the following definitions in their entirety as follows:

“Average Total Enterprise Value Differential” shall mean the amount, if any, by which (i) the average of the Parent Borrower’s market capitalization for the 10-day period preceding any payments described in Section 2.7(b) exceeds (ii) $11,326,808.  In the event such market capitalization preceding any payments described in Section 2.7(b) does not exceed $11,326,808, then the Average Total Enterprise Value Differential shall be deemed to be zero (0).

“Revolving Interest Rate” means

(a) for periods prior to the Second Amendment Effective Date, the rates required pursuant to the terms of this Loan Agreement as initially executed through the Amendment Effective Date of the First Amendment and, from the Amendment Effective Date of the First Amendment until immediately prior to the Second Amendment Effective Date, the rates required pursuant to the terms of the First Amendment; and

(b) for the period commencing on the Second Amendment Effective Date to and including September 30, 2009, the sum of (i) the greater of fourteen and one-quarter percent (14.25%) per annum, and the prime rate as reported in The Wall Street Journal plus nine and three-quarter percent (9.75%) per annum, plus (ii) one and one half percent (1.50%) per annum, which interest under this clause (ii) shall be payable in kind on the first business day of each month, commencing June 1, 2009, by capitalizing the amount of such interest accrued prior to such monthly payment date, and adding such amount to the principal amount of the Revolving Loan; and

(c) for the period commencing on October 1, 2009 and at all times thereafter, the sum of (i) the greater of fourteen and one-quarter percent (14.25%) per annum, and the prime rate as reported in The Wall Street Journal plus nine and three quarter percent (9.75%) per annum, plus (ii) four and one half percent (4.50%) per annum, which interest under this clause (ii) shall be payable in kind on the first business day of each month, commencing November 1, 2009, by capitalizing the amount of such interest accrued prior to such monthly payment date, and adding such amount to the principal amount of the Revolving Loan.

“Revolving Loan Maturity Date” means January 1, 2010.

“Term Loan Interest Rate” means

(a) for periods prior to the Second Amendment Effective Date, the rates required pursuant to the terms of this Loan Agreement as initially executed through the Amendment Effective Date of the First Amendment, and, from the Amendment Effective Date of the First Amendment until immediately prior to the Second Amendment Effective Date, the rates required pursuant to the terms of the First Amendment; and

(b) for the period commencing on the Second Amendment Effective Date to and including September 30, 2009, the sum of (i) the greater of fifteen and three-quarter percent (15.75%) per annum, and the prime rate as reported in The Wall Street Journal plus ten and three quarter percent (10.75%) per annum; plus (ii) three and three quarter percent (3.75%) per annum, which interest under this clause (ii) shall be payable in kind on the first business day of each month, commencing June 1, 2009, by capitalizing the amount of such interest accrued prior to such monthly payment date, and adding such amount to the principal amount of the Term Loan; and

(c) for the period commencing on October 1, 2009 and at all times thereafter, the sum of (i) the greater of fifteen and three-quarter percent (15.75%) per annum, and the prime rate as reported in The Wall Street Journal plus ten and three quarter percent (10.75%) per annum, plus (ii) six and three quarter percent (6.75%) per annum, which interest under this clause (ii) shall be payable in kind on the first business day of each month, commencing November 1, 2009, by capitalizing the amount of such interest accrued prior to such monthly payment date, and adding such amount to the principal amount of the Term Loan.

(d)           The definition of “Consolidated Adjusted EBITDA” in Section 1.1 of the Loan Agreement is hereby amended by inserting “and Second Amendment” immediately following “Amendment” in clause (x) of such definition.

(e)           The definition of “Permitted Acquisition” in Section 1.1 of the Loan Agreement is hereby amended by deleting “of clause (i) and (ii)” from the second parenthetical of the first paragraph of such definition and inserting “of clause (i) and (ii)” immediately following “in each case” in the third parenthetical of the first paragraph of such definition and deleting the words “on an individual basis” in clause (xi) thereof.

(f)            Section 2.5(c) of the Loan Agreement is hereby amended and restated as follows:

“(c)         Term Loan Repayment.  On the first day of each month from February 1, 2009 through and including May 1, 2009, the Borrowers repaid the principal of the Term Loan in an aggregate amount as to all such payments of $600,000.  In addition, Borrowers shall repay the outstanding principal under the Term Loan on the first Business Day of each calendar month, commencing January 1, 2010, as follows: (i) for the period commencing January 1, 2010 and continuing through and including May 1, 2010, in monthly installments each equal to an amount that is fifteen percent (15.0%) of the outstanding principal balance of the Term Loan as of the Term Loan Determination Date divided by 5; (ii) for the period commencing June 1, 2010 and continuing through and including May 1, 2011, in monthly installments each equal to an amount that is twenty-five percent (25.0%) of the outstanding principal balance of the Term Loan as of the Term Loan

Determination Date, divided by 12; and (iii) for the period commencing June 1, 2011 and continuing through and including the Term Loan Maturity Date, in monthly installments each equal to an amount that is fifty-five percent (55.0%) of the outstanding principal balance of the Term Loan on the Term Loan Determination Date, divided by 12.  The Term Loan entire principal balance and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date.”

(g)           Section 2.6(c)(i) of the Loan Agreement is hereby amended and restated as follows:

“i.            Upon any prepayment of the Term Loan pursuant to Section 2.6(b) and Section 10.1, Borrowers shall pay a prepayment charge equal to the following percentage of the Term Loan being prepaid: if such payment is made or required to be made on or after the Second Amendment Effective Date but prior to the date that is twenty-four (24) months following the Closing Date, 2.0%; and thereafter, 1.0% (each, a “Term Loan Prepayment Charge”).”

(h)           The following Section 2.6(d) shall be added to the Loan Agreement immediately following Section 2.6(c) of the Loan Agreement:

“(d)         Voluntary Commitment Reduction.

i. Borrower may, at any time upon at least 5 Business Days’ notice to Lender, voluntarily terminate, in whole (or in part solely with the consent of the Lender) the commitment evidenced by the Maximum Revolving Loan Amount.

ii. Upon any termination of the commitment evidenced by the Maximum Revolving Loan Amount, including without limitation, a voluntary termination or reduction of the commitment evidenced by the Revolving Loan Amount, if required pursuant to Section 10.01, or upon the Revolving Loan Maturity Date, all Revolving Loan Advances, together with all accrued but unpaid interest thereon, shall be immediately due and payable in full.”

(i)            Section 2.7(b) of the Loan Agreement is hereby amended and restated as follows:

“Upon the earliest to occur of (i) demand from the Lender at any time between June 30, 2009 and April 30, 2012, (ii) the acceleration of the Secured Obligations, (iii) the Term Loan Maturity Date, and (iv) a prepayment in full of the Term Loan, Borrowers shall pay to Lender an amount equal to (1) if the Fundamental Event Closing has occurred on or prior to September 30, 2009, the greater, as of such date of determination, of (x) $1,200,000, or (y) an amount equal to six percent (6.0%) of the Average Total Enterprise Value Differential of Parent Borrower, or (2) if the Fundamental Event Closing has not occurred on or prior to September 30, 2009, the greater, as of such date of determination, of (x) $1,500,000, or (y) an amount equal to six percent (6.0%) of the Average Total Enterprise Value Differential of Parent Borrower.  Notwithstanding anything herein to the contrary, with respect to any demand for such payment pursuant to clause (i) of this Section 2.7(b), so long as no other Event of Default has occurred and is continuing, the failure of Borrowers to pay the fee required by clause (i) of this Section 2.7(b) upon demand thereunder, shall not be deemed an Event of Default under this Agreement, if and only if, the payment of such fees at the time of demand could reasonably be expected to result in the occurrence of an event that, with the passage of time or giving of notice, or both, would constitute an Event of Default under Section 7.20 (a “Liquidity Event”); provided, however, that the Borrowers shall pay such fee immediately after the passage of such Liquidity Event and that the foregoing grace period shall in no way be deemed a waiver of the payment of such fee, and in any event such required payments under this Section 2.7 shall continue to be deemed a component of Secured Obligations hereunder.”

(j)            Section 7.3(b) of the Loan Agreement is hereby amended and restated as follows:

“(b)         Prior to the occurrence of an Event of Default not more frequently than one time in each calendar quarter, and following the occurrence of an Event of Default, more frequently as determined by the Lender, upon the request of the Lender, the Borrowers will obtain and deliver to the Lender, or, if the Lender so elects, will cooperate with the Lender in the Lender’s obtaining, a report of an independent collateral auditor satisfactory to the Lender with respect to the Accounts included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects based upon a review by such auditors (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the Borrower or its applicable Subsidiary).  All such collateral value reports shall be conducted and made at the expense of the Borrowers.”

(k)           Sections 7.20(a) and (b) of the Loan Agreement is hereby amended and restated as follows:

“7.20 Financial Covenants.

(a)           Consolidated Adjusted EBITDA.

(i)            The Borrowers shall not permit the Consolidated Adjusted EBITDA for any Three Month Measurement Period ending during any fiscal month thereafter, commencing with the month ending October 31, 2009 and ending with the month ending April 30, 2012, to be less than the amount set forth below opposite such Three Month Measurement Period ending date:

Measurement Period Ending	Consolidated Adjusted EBITDA
October 31, 2009	$1,250,000
November 30, 2009	$1,250,000
For each Three Month Measurement Period ending during any fiscal month commencing with the month ending on December 31, 2009 to and including the month ending April 30, 2012	$3,000,000

(b)           Consolidated Total Adjusted Leverage Ratio.

(i)            The Borrowers shall not permit the Consolidated Total Adjusted Leverage Ratio for any Twelve Month Measurement Period ending during any fiscal month commencing with the month ending March 31, 2010, to be greater than the amount set forth below opposite such Measurement Period ending date:

Measurement Period Ending	Consolidated Total Adjusted Leverage Ratio
March 31, 2010	2.75 to 1
April 30, 2010	2.75 to 1
May 31, 2010	2.75 to 1
June 30, 2010	2.5 to 1
July 31, 2010	2.5 to 1
August 31, 2010	2.5 to 1
September 30, 2010	2.25 to 1
October 31, 2010	2.25 to 1
November 30, 2010	2.25 to 1
For each Twelve Month Measurement Period ending on during any fiscal month commencing with the month ending December 31, 2010, to and including the month ending April 30, 2012	2.0 to 1

(l)            Section 7.14 of the Loan Agreement is hereby amended by adding the following at the end of that section:

“Borrowers shall not accumulate or maintain cash in any disbursement accounts (which such accounts include, but are not limited to, any accounts payable accounts or payroll accounts), as of any date of determination, in excess of checks outstanding against such deposit accounts as of that date and amounts necessary to meet any minimum balance requirements for such deposit accounts.  Further, Borrowers shall not hold or maintain, directly or through a securities or commodities intermediary, investment property (including without limitation any securities) in any of its deposit or securities accounts, or enter into repurchase agreements with respect to or through such accounts, without the prior written consent of the Lender, and, at the request and option of the Lender, pursuant to a control or other agreement in form and substance satisfactory to the Lender in its sole discretion.”

(m)          The Loan Agreement is hereby amended by adding the following subsections (i) and (j) to Section 7.22 thereof:

“(i)          Warrants.  On or before the date that is ten (10) Business Days following the Second Amendment Effective Date, Parent Borrower shall execute and deliver to Lender warrants for 250,000 shares of common stock of Parent Borrower, to be in form and substance reasonably satisfactory to Lender.”

“(j)          Legal Opinion Regarding Warrants.  On or before the date that is ten (10) Business Days following the Second Amendment Effective Date, Lender shall have received a legal opinion from counsel to Parent Borrower in form and substance reasonably satisfactory to Lender with respect to the warrants.

(n)           The Loan Agreement is hereby amended by adding the following Sections 7.23 and 7.24 immediately following Section 7.22 thereof:

“7.23.      Restructuring Fee.  Borrowers shall pay a Restructuring Fee to Lender in an amount equal to $210,000 (the “Restructuring Fee”).  Such Restructuring Fee shall be deemed fully earned on the Second Amendment Effective Date and payable as follows: a $50,000 portion shall be payable on the Second Amendment Effective Date (the “Restructuring Fee First Installment”) and the remaining $160,000 balance shall be paid on the earliest of (i) September 30, 2009, (ii) the acceleration of the Secured Obligations, and (iii) payment in full of the Secured Obligations.

7.24.        Fundamental Event Closing.  The Fundamental Event Closing shall have occurred on or before July 31, 2009.

(o)           Section 9.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“9.2  Covenants.  Any Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, the Notes, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.3, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.20, 7.21, 7.22, 7.23 or 7.24) such default continues for more than fifteen (15) days after the earlier of the date on which (i) Lender has given notice of such default to Parent Borrower and (ii) Parent Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.3, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.20, 7.21, 7.22, 7.23 or 7.24, the occurrence of such default; or”

(p)           Section 10.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“General.  Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, terminate any of the commitments evidenced hereunder, accelerate and demand payment of all or any part of the Secured Obligations together with a Term Loan Prepayment Charge and the amounts referenced pursuant to Section 2.7(b) and Section 7.23 herein, and declare the Secured Obligations to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.6 and Section 9.9, the Notes and all of the Secured Obligations shall automatically be accelerated and made due and payable and the commitments terminated, in each case without any further notice or act), and (ii) Lender may notify any of Borrower’s account debtors or any Borrower to make payment directly to Lender, compromise the amount of any such account on such Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account.  Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral.  All Lender’s rights and remedies shall be cumulative and not exclusive.”

(q)           Exhibit B-2 of the Loan Agreement is hereby amended and restated in its entirety in the form attached hereto as Exhibit B-2.

(r)            Exhibit E of the Loan Agreement is hereby amended and restated in its entirety in the form attached hereto as Exhibit E.

(s)           Exhibit H of the Loan Agreement is hereby amended and restated in its entirety in the form attached hereto as Exhibit H.

§2.          Ratification of Loan Documents, Etc.  Each Borrower hereby adopts again, ratifies and confirms in all respects, as its own act and deed: (i) each of the Loan Agreement and the other Loan Documents to which such Borrower is a party; (ii) the grant of a security interest under the Loan Agreement and the other Loan Document in the Collateral, together with any and all UCC financing statements, United States Patent and Trademark Office recordings, United States Copyright Office recordings, and other instruments or documents previously executed in connection therewith to create, evidence, perfect or preserve the priority of such security interest in favor of the Lender; (iii) each of the other instruments or documents delivered in connection with the Loan Agreement or any of the Loan Documents and purported to be executed by it and acknowledges that all of the foregoing Loan Documents and other instruments, documents, filings and recordings shall continue in full force and effect.  Each pledgor under a Pledge Agreement hereby adopts again, ratifies and confirms in all respects, as its own act and deed, each pledge granted by such pledgor thereunder.  By its signature below, each Borrower hereby consents to this Second Amendment, and after taking into account this Second Amendment, acknowledges that this Second Amendment shall not alter, release, discharge or otherwise affect any of its obligations under any Loan Document under which such Borrower acts as a secondary obligor, if any.

§3.          Representations and Warranties.  Each Borrower hereby represents and warrants to the Lender as follows:

(a)           Each of the representations and warranties of such Borrower contained in the Loan Agreement as modified hereby or in any document or instrument delivered pursuant to or in connection with the Loan Agreement as modified hereby are true in all material respects as of the date hereof and, after taking into account this Second Amendment, no Event of Default has occurred and is continuing, and no event has occurred and is continuing that, with the passage of time or giving of notice, or both, would constitute an Event of Default; and

(b)           The execution, delivery and performance of this Second Amendment and the transactions contemplated hereby (i) are within the corporate or company authority of each Borrower, as applicable, (ii) have been duly authorized by all necessary corporate and company proceedings, as applicable, (iii) do not conflict with or result in any material breach or contravention of any provision of law, statute, rule or regulation to which any Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to any Borrower so as to materially adversely affect the assets, business or any activity of the Borrowers, and (iv) do not conflict with any provision of the corporate charter, bylaws, certificate of organization or operating agreement of any Borrower or any agreement or other instrument binding upon them.  The execution, delivery and performance of this Second Amendment will result in valid and legally binding obligations of each Borrower enforceable against each in accordance with the respective terms and provisions hereof.

§4.          Conditions to Effectiveness.  This Second Amendment shall become effective as of May 31, 2009, upon the receipt by the Lender of each of the following, provided that each of the following are delivered or performed on or before June 2, 2009:

(a)           executed originals of this Second Amendment, the Revolving Note, as amended hereby, in the form attached hereto as Exhibit B-2, and all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby, in all cases in form and substance reasonably acceptable to Lender;

(b)           payment of the Restructuring Fee First Installment;

(c)           certified copy of resolutions of each Borrower’s board of directors or members or managers as applicable evidencing approval of the Second Amendment and other transactions evidenced by the Loan Documents, as amended;

(d)           unaudited internal financial statements, including balance sheet and related statement of income and cash flows as of April 30, 2009, certified by the Chief Executive Officer or Chief Financing Officer in accordance with Section 7.1 (a) of the Loan Agreement.

(e)           such other documents as Lender may reasonably request.

§5.          Effect of Amendment.  Except as expressly set forth herein, this Second Amendment does not constitute an amendment or waiver of any term or condition of the Loan Agreement or any other Loan Document, and all such terms and conditions shall remain in full force and effect and are hereby ratified and confirmed in all respects.  Nothing contained in this Second Amendment shall be construed to imply a willingness on the part of the Lender to grant any similar or other future waivers or amendments of any of the terms and conditions of the Loan Agreement or the other Loan Documents.  Nothing contained herein shall in any way prejudice, impair or otherwise adversely affect any rights or remedies of the Lender under the Loan Agreement, as amended, or any other Loan Document.  This Second Amendment shall constitute a Loan Document.

§6.          Waiver of Existing Event of Default.  Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties of the Borrowers in the Loan Agreement and in this Second Amendment, the Lender hereby waives the Event of Default resulting from Borrowers’ violation of the financial covenant contained in Section 7.20(a) of the Loan Agreement for the Twelve Month Measurement Period ending January 31,  February 28, March 31, April 30, 2009 (the “Specified Event of Default”).  The waiver shall not extend to or affect any other obligations of the Borrowers contained in the Loan Agreement or any other Loan Documents and shall not impair or prejudice any rights consequent thereon.  Except to the extent of the aforementioned waiver, the Lender hereby expressly reserves all of its rights and remedies under the Loan Agreement, as amended hereby, the other related Loan Documents and applicable law in respect of any and all Events of Default, or events that, with the passage of time or giving of notice, or both, would constitute Events of Default, under the Loan Agreement and the related Loan Documents now existing or hereafter arising.  Failure of the Lender to exercise any right or remedy shall not constitute a waiver of that or any other right or remedy.

§7.          Governing Law.  This Second Amendment shall be governed by and construed in accordance with the laws of the State of California.

§8.          Counterparts.  This Second Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Delivery of an executed counterpart of a signature page of this Second Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Second Amendment.

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IN WITNESS WHEREOF, Borrowers and Lender have duly executed and delivered this Second Amendment to Loan and Security Agreement as of the day and year first above written.

BORROWERS:

INFOLOGIX, INC.

By:	/s/ David T. Gulian
David T. Gulian, Chief Executive Officer

INFOLOGIX SYSTEMS CORPORATION

By:	/s/ David T. Gulian
David T. Gulian, Chief Executive Officer

OPT ACQUISITION LLC

By:	/s/ David T. Gulian
David T. Gulian, Chief Executive Officer

EMBEDDED TECHNOLOGIES, LLC
By: INFO LOGIX INC., its sole Member

By:	/s/ David T. Gulian
David T. Gulian, Chief Executive Officer

INFOLOGIX – DDMS, INC.

By:	/s/ David T. Gulian
David T. Gulian, Chief Executive Officer\

Accepted in Palo Alto, California:
LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature:	/s/ K. Nicholas Martitsch

Print Name:	K. Nicholas Martitsch

Title:	Associate General Counsel